Exhibit 99.1

                                RELEASE AGREEMENT

     This RELEASE AGREEMENT (this "Agreement") made as of this 4th day of December, 2000, by and between PARAGON CENTRE ASSOCIATES, LLC, a Georgia limited liability company (hereinafter called "Landlord") and STRATEGIA CORPORATION, a Kentucky corporation (hereinafter called "Tenant").

                                  WITNESSETH:

     WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated September 24, 1997 (as the same may have been modified, amended, renewed or extended from time to time, the "Lease"), with respect to approximately 16,023 square feet located at Two Paragon Centre, 6040 Dutchman's Lane, Louisville, Kentucky 40205; and

     WHEREAS, the Lease was assigned to Texas Roadhouse Holdings, LLC ("TRH");

     WHEREAS, Tenant was not released from its obligations and liabilities under the Lease, as assigned and Tenant executed a Lease Guaranty dated June 30, 1999 (the "Guaranty"), guaranteeing the Lease, as assigned to TRH;

     WHEREAS, Landlord and Tenant wish to release Tenant from its obligations under the Lease and Guaranty and evidence certain other terms and agreements;

     NOW, THEREFORE, in consideration of their respective covenants and agreements as hereinafter set forth, the parties hereto do mutually covenant and agree to and with each other as follows:

     1. TERMINATION. Provided that all obligations of the Tenant as set forth in this Agreement are fulfilled, effective as of the date of this Agreement (the "Termination Date"), all obligations and liabilities of Tenant under the Lease and Guaranty are and shall be terminated, and Tenant shall have no further obligations or liabilities under the Lease.

     2. TERMINATION PAYMENT. In consideration of the termination of Tenant's obligations and liabilities under the Lease and Guaranty, Tenant shall timely pay to Landlord the sum of Fifty Thousand and No/100 Dollars ($50,000.00) (the "Termination Fee") upon execution of this Agreement. Landlord and Tenant acknowledge and agree that the damages which Landlord will suffer as a result of the early termination of Tenant's obligations and liabilities are difficult to ascertain and that the Termination Fee is a reasonable pre-estimate of such damages and not a penalty.

     3. RELEASE. Effective as of the Termination Date, except as set forth in Paragraph 3, Landlord and Tenant fully and forever release, remise, acquit and discharge each other and their respective officers, directors, agents,
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shareholders and employees of and from any and all claims, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, accounts, charges, judgments, executions, losses and liabilities of whatever kind or nature, in law, equity or otherwise, whether known or unknown, which against each other they may have had, now have or can, shall or may have for or by reason of any matter, cause or thing whatsoever arising out of or in any way connected with the Lease or the G Landlord's release of Tenant as contained in this paragraph shall be contingent upon Tenant's payment of the Termination Fee.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective the date and year first written above.

TENANT:

STRATEGIA CORPORATION,
a Kentucky corporation

By: /s/ Robert H. Loeffler
    -------------------------


LANDLORD:

PARAGON CENTRE ASSOCIATES, LLC,
a Georgia limited liability company

By: Brookdale Investors Two, L.P.,
    a Delaware limited partnership,
    its sole Member

By: Brookdale Partners II, LLC,
    a Georgia limited liability company,
    its sole General Partner

By: /s/ Fred H. Henritze
    -------------------------
    Fred H. Henritze, Manager